Exhibit 99.1
Jeff Williams Nominated to The Walt Disney Company Board of Directors

BURBANK, Calif., December 9, 2025 – The Walt Disney Company (NYSE: DIS) Board of Directors has nominated former Apple Inc. executive Jeff Williams to stand for election as a new independent director at the company’s 2026 annual meeting of shareholders. The total size of the board will be expanded to 11, effective as of the election of directors at the 2026 annual meeting.
Williams most recently served as Chief Operating Officer at Apple until his retirement earlier this year. After becoming COO in 2015, Williams oversaw Apple’s world-class design team, in addition to managing all of Apple’s global supply chain, service, and support functions. Among his many accomplishments during his nearly three-decade career with Apple, Williams was responsible for the launch of the Apple Watch and architecting the company's health and fitness strategy.
“Jeff Williams is a highly accomplished executive who for decades helped steward one of the most innovative and admired companies that serves billions of consumers across the globe,” said James P. Gorman, Chairman of the Board, The Walt Disney Company. “Jeff’s proven leadership and unique experience at the intersection of technology, global operations and product design make him a valuable nominee to our board as the company continues to focus on creative storytelling and groundbreaking innovation.”
“I have long admired Disney’s legacy of pairing imagination with innovation—leveraging new technologies in bold, creative ways to bring to life timeless stories and entertain its guests,” said Williams. “It is an honor to be nominated to the board of this storied company. I look forward to working with Disney’s talented leadership team and contributing to the company’s ongoing journey of creativity and excellence.”
Disney shareholders will vote on Williams’ election and the re-election of the Company’s current 10 directors at the next Disney annual meeting.
Jeff Williams Background
Jeff Williams was named Chief Operating Officer of Apple in December of 2015. He joined the tech company in 1998 as Head of Worldwide Procurement. In 2004 he was promoted to Vice President of Operations for Apple. He played an important role in the launch of the first iPhone in 2007 and went on to hold responsibility for worldwide product operations and oversee Apple’s supply chain, service and support. In 2013, in conjunction with his operations role, Williams began leading the Apple Watch project and the company’s expansion into health and fitness. Prior to joining Apple, he held various engineering and operational roles at International Business Machines Corporation (IBM). Williams earned a bachelor’s degree from North Carolina State University and an M.B.A. from Duke University.

About The Walt Disney Company
The Walt Disney Company, together with its subsidiaries and affiliates, is a leading diversified international entertainment and media enterprise that includes three business segments: Entertainment, Sports, and Experiences. Disney is a Dow 30 company and had annual revenue of $94.4 billion in its Fiscal Year 2025.
Forward-Looking Statements
Certain statements in this press release may constitute “forward‐looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our plans, beliefs and expectations. Any information that is not historical in nature is subject to change, including as a result of developments beyond the Company’s control. These statements are made on the basis of management’s views and assumptions regarding future events as of the time the statements are made, and management does not undertake any obligation to update these statements. The terms “Company,” “Disney,” “we,” and “our” are used to refer collectively to The Walt Disney Company and the subsidiaries through which our various businesses are actually conducted.
CONTACTS:
David Jefferson
David.J.Jefferson@disney.com
818-560-4832

Mike Long
Mike.P.Long@disney.com
818-560-4588